UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2010

COMMSCOPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12929	36-4135495
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

CommScope, Inc. (the “Company”) has been involved in patent infringement litigation with TruePosition, Inc. related to the sale of certain mobile location products by its subsidiary, Andrew LLC (“Andrew”). After trial and various subsequent proceedings, the Company was subject to a judgment, including accrued interest, of approximately $48 million as of September 30, 2010, which had been fully accrued prior to the third quarter of 2010, and a permanent injunction against further infringing sales. The Company appealed the judgment and the injunction entered by the trial court to the U.S. Court of Appeals for the Federal Circuit. On August 12, 2010, the Federal Circuit affirmed the trial court’s ruling. The Company filed a petition for rehearing with the Federal Circuit which was denied on October 14, 2010. On October 19, 2010, the Company paid the judgment of $47,824,595.

An unrelated Delaware state court action between Andrew and TruePosition involving alleged royalty obligations under a 2004 agreement is unaffected by these developments. The Company believes it has valid defenses in that action and will continue to vigorously defend itself.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2010

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President,
General Counsel and Secretary